Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "First Amendment") is made as of the 18th day of June, 2020, by and between ARE-EASTLAKE AVENUE NO. 3, LLC, a Delaware limited liability company (“Landlord”), and NEOLEUKIN THERAPEUTICS, INC., a Delaware corporation ("Tenant").

RECITALS

A.Landlord and Tenant are parties to that certain Lease Agreement dated as of September 23, 2019 (the "Lease").  Pursuant to the Lease, Tenant leases certain premises (“Premises”) in a building located at 1616 Eastlake Avenue East, Seattle, Washington.  The Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.Tenant has entered into that certain Lease Agreement with an affiliate of Landlord dated as of December 23, 2019, pursuant to which Tenant has agreed to lease approximately 33,300 rentable square feet of space (“New Premises”) at a building located at 188 East Blaine, Seattle, Washington (“New Lease”).

C.The Base Term of the Lease is scheduled to expire at midnight on September 30, 2021 (the “Expiration Date”).

D.Subject to the terms of this First Amendment, Landlord and Tenant have agreed that Tenant shall have the right to terminate the Lease prior to the Expiration Date upon not less than 45 days written notice to Landlord.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Early Termination.  Notwithstanding anything to the contrary contained in the Lease, including Section 39 of the Lease, so long as the New Lease has not terminated, Tenant shall have the right, any time on or after November 1, 2020, to terminate the Lease, without payment of a termination fee, upon 45 days advance written notice to Landlord.  The date that is 45 days after Landlord’s receipt of such notice from Tenant shall be the “Early Termination Date.”    For the avoidance of doubt, the termination of the Lease shall not be tied to the date that Tenant commences paying rent under the New Lease for the New Premises.

2.	Base Rent and Operating Expenses. Tenant shall continue to pay Base Rent, Operating Expenses and all other amounts due under the Lease as required under the Lease through the Early Termination Date.
3.

Termination and Surrender.  Tenant shall voluntarily surrender the Premises to Landlord on or before the Early Termination Date in the condition in which Tenant is required to surrender the Premises as of the expiration of the Lease. Tenant agrees to cooperate with Landlord in all matters, as applicable, relating to surrendering the Premises as required under the Lease. From and after the Early Termination Date, Tenant shall have no further rights of any kind with respect to the Premises.  Landlord and Tenant each agree that the other is excused as of the Early Termination Date from any further obligations with respect to the Lease, excepting only such obligations under the Lease which are, by their terms, intended to survive the termination of the Lease, and as otherwise provided herein.  Nothing herein shall excuse Tenant from its obligations under the Lease prior to the Early Termination Date.

1

4.

OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

5.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this First Amendment.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.

6.	Miscellaneous.

a.This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment.  In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail.  Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page]

2

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first above written.

TENANT:

NEOLEUKIN THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Jonathan G. Drachman
Its:	CEO and President

LANDLORD:

ARE-EASTLAKE AVENUE NO. 3, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	/s/ Jackie Clem
		Its:	Senior Vice President RE Legal Affairs

3

736906719.4